BlackRock Mid-Cap Value Equity Portfolio of BlackRock Funds

File No. 811-05742

Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending September 30, 2010, BlackRock Mid-Cap Value Equity Portfolio, (the "Mid Cap Value Fund"), a series of BlackRock Funds (the "Registrant"), File No. 811-05742, acquired substantially all of the assets and certain stated liabilities of the Aurora Portfolio (the "Aurora Fund"), also a series of the Registrant.

The Board of Trustees of the Registrant unanimously approved the Reorganization, and the proposal which provides for the acquisition of all of the assets and certain stated liabilities of the Aurora Fund in exchange for shares of the Mid-Cap Value Fund; and the distribution of such shares to the shareholders of the Aurora Fund in complete liquidation thereof.

On March 5, 2010, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File No. 333-165294) (the "N-14 Registration Statement"). The N-14 Registration Statement contained the proxy materials informing the shareholders of the Aurora Fund. A filing on Form 497 relating to the N-14 Registration Statement was filed on April 14, 2010. The N-14 Registration Statement as filed was declared effective by the Commission on April 14, 2010.

On July 30, 2010 (the "Reorganization Date"), pursuant to the Agreement and Plan of Reorganization, the Aurora Fund transferred assets valued at $390,545,606 to the Mid-Cap Value Fund and received in exchange 27,957,228 Investor A Shares, 2,458,787 Investor B Shares, 6,327,159 Investor C Shares, 82,265 Class R Shares, and 3,225,178 Institutional Shares, respectively, of the Mid-Cap Value Fund. Such shares were then distributed to the shareholders of Aurora Fund on that date.